Exhibit 99.1

FOR IMMEDIATE RELEASE

Microtune contacts:
Media	Investor Relations
Kathleen Padula	Jeff Kupp
Microtune, Inc.	Microtune, Inc.
972-673-1811	972-673-1610
kathleen.padula@microtune.com	ir@microtune.com

MICROTUNE ANNOUNCES AGREEMENT TO ACQUIRE AUVITEK

Plano, TX and Shanghai, China, July 10, 2009 –Microtune®, Inc. (NASDAQ: TUNE) today announced the signing of a definitive agreement to acquire privately-held Auvitek International, Ltd. for approximately $9 million in cash and stock and with a potential earn-out if certain performance targets are met, all subject to various standard closing conditions. The acquisition is expected to close during the month of July.

Microtune, inventor of the single-chip TV tuner, is a leading supplier of radio frequency (RF) silicon and systems solutions for the cable TV, digital TV (DTV) and automotive entertainment markets. Auvitek is a supplier of advanced DTV demodulator integrated circuits (ICs) for the HDTV and TV-enabled peripherals markets with primary engineering operations based in Shanghai, China. The addition of Auvitek’s complementary digital components will transform Microtune from a pure-play tuner supplier to a developer of highly integrated RF-to-bits solutions.

“The acquisition of Auvitek’s team and technology will not only enable us to target a larger opportunity in the worldwide integrated digital TV market, but also will allow us to better serve customers with more complete solutions,” said James A. Fontaine, President and CEO of Microtune. “It enriches our portfolio of products; it substantially builds our intellectual property and employee talent base; and it adds resources, alliances and relationships that will help accelerate penetration into the China digital TV market.”

“Auvitek has been committed to engineering best-in-class demodulation and channel decoding technology, and we are excited about becoming a part of Microtune,” said Pete Birch, President and CEO of Auvitek. “The strong synergies in our technologies, markets, and customers, coupled with Microtune’s global scale and financial strength, will help accelerate our growth and design wins. We join a company that shares our commitment to customers in providing high-performance electronics that ensure a quality TV viewing experience for consumers.”

Upon the close of the acquisition, Auvitek will be wholly-owned by Microtune. Birch will become Vice President and General Manager of the newly-formed Microtune Digital Television Business, reporting to Executive Vice President, Barry F. Koch.

Under the terms of the agreement, Microtune will pay approximately $6.8 million in cash and one million shares of Microtune stock, with a current value of approximately $2.2 million, for the Auvitek business.

“With its existing products, Auvitek will provide an additional revenue stream, although its financial contribution will be small today, in the mid single-digit millions per year. We do not expect it to be accretive in the near term, and it is expected to delay breakeven on a consolidated basis until late 2010,” Mr. Fontaine said. “We are excited by the longer-term potential of this strategic acquisition, one that we believe is achieved at a very reasonable price. We see it as an important, future growth engine for the Company, one that will ensure our health and competitive strength in the future as we gain traction initially in the China TV market.”

Mr. Fontaine added, “Together, Microtune and Auvitek will continue to raise the bar of innovation in the industry and continue to deliver best-in-class products and solutions to our customers. We are very pleased to welcome the Auvitek team and are excited to work together to create new opportunities for growth.”

Mr. Fontaine further reflects on the business significance of the Auvitek acquisition in an interview available online. Microtune executives also plan to provide additional information during the Company’s Second Quarter 2009 Conference Call, expected to be held on July 23, 2009 at 4:00 PM (CT).

ABOUT MICROTUNE

Microtune, Inc. is a silicon and subsystems company that designs and markets radio frequency (RF) solutions for the worldwide consumer electronics and automotive electronics markets. Inventor of the MicroTuner™ single-chip broadband tuner, Microtune offers a portfolio of advanced tuner, amplifier, and upconverter products that enable the delivery of information and entertainment across new classes of appliances and applications. The Company currently holds 83 U.S. patents for its technology. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The website is www.microtune.com.

ABOUT AUVITEK

Auvitek International, Ltd. is a leading fabless semiconductor company focused on developing ICs for the worldwide Digital Television and Multimedia Convergence markets. With US operations based in Silicon Valley, Auvitek has development, sales, and support offices in Shanghai, Shenzhen, Hong Kong, and Taipei. Based on efficient and unique algorithms, its products are engineered to offer high-performance demodulation solutions. Its advanced technology is helping to deliver crystal-clear video and audio to customers in the consumer electronics and personal computer markets.

MICROTUNE FORWARD LOOKING STATEMENTS

All statements in this press release (and the accompanying executive Interview/Q&A) other than statements of historical fact are forward-looking statements that are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Such forward-looking statements are generally, but not necessarily, accompanied by words such as “plan,” “if,” “estimate,” “expect,” “believe,” “could,” “would,” “anticipate,” “may,” or other words that convey uncertainty of future events or outcomes. Such forward looking statements include, but are not limited to, statements regarding the expected timing of the completion of the merger and statements about the benefits of the merger, including future financial and operating results. These forward-looking statements and other statements made elsewhere in this release are made in reliance, in part, on the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ from anticipated results include the Company’s ability to introduce new products, achieve design wins, maintain customer and strategic partner relationships, complete the merger on the anticipated schedule, forecast customer demand and manage inventory levels (including forecasting customer demand of Auvitek’s products), control and budget expenses, protect proprietary technology and intellectual property, successfully integrate and manage Auvitek, and successfully prosecute and defend any pending or future litigation. Any one of these factors may cause the Company’s actual financial results to differ materially from its projected financial results. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. Readers are referred to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings which discuss the foregoing factors as well as other important risk factors that could affect our business, results of operations and financial condition.

TRANSLATIONS

Microtune has only reviewed the English-language version of this press release for accuracy and is not responsible for the accuracy of statements in subsequently translated versions of this document. Readers are strongly advised to review the English-language version of this press release.

EDITOR’S NOTE

Microtune is a registered trademark and MicroTuner is a trademark of Microtune, Inc. Copyright © 2009 Microtune, Inc. All rights reserved.